EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces First Quarter Financial Results

WebMD Reaffirms 2015 Financial Guidance

New York, NY (May 6, 2015)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended March 31, 2015.

“During the quarter, WebMD continued to deliver innovative products and strong traffic growth and achieved financial results at the high end of our expectations,” said David Schlanger, Chief Executive Officer, WebMD. “The external environment for biopharma companies is healthy and is translating into positive momentum for WebMD. We are well positioned to continue to grow revenue and build on our leadership.”

Financial Highlights

For the three months ended March 31, 2015:

•	Revenue was $143.3 million, compared to $133.8 million in the prior year period, an increase of 7%. Advertising and sponsorship revenue was $105.8 million compared to $103.0 million in the prior year period. Private portal services revenue was $29.3 million compared to $24.6 million in the prior year period. Information services revenue was $8.2 million compared to $6.2 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $38.9 million, compared to $33.3 million in the prior year period, an increase of 17%.

•	Net income was $10.0 million or $0.25 per diluted share, compared to $6.3 million, or $0.15 per diluted share in the prior year period.

Traffic Highlights

Traffic to the WebMD Health Network during the first quarter reached an average of 210 million unique users per month generating 4.25 billion page views for the quarter, increases of 21% for both, from the prior year period.

Balance Sheet Highlights

During the quarter, WebMD used: $3.2 million in cash to repurchase 84 thousand shares of its common stock under its stock repurchase program.

As of March 31, 2015, WebMD had: approximately $735 million in cash and cash equivalents; $952 million in aggregate principal amount of convertible notes outstanding; and approximately 37.8 million shares of its common stock outstanding (including approximately 1.2 million unvested shares of restricted stock).

As of today, approximately $32 million remains available for repurchases under WebMD’s stock repurchase program. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Financial Guidance

Today, WebMD reaffirmed its guidance for 2015 that was previously provided on February 24, 2015.

For the full year ending December 31, 2015, WebMD continues to expect:

•	Revenue to be approximately $615 million to $635 million, an increase of approximately 6% to 9% from the prior year.
¡	Approximately $486 million to $502 million of revenue is expected to be from advertising and sponsorship, an increase of 7% to 11% from the prior year. Growth in advertising and sponsorship will be driven by growth in revenue from biopharma and medical device customers of approximately 12% to 15% in 2015.
¡	Approximately $105 million to $108 million of revenue is expected to be from private portals services, an increase of 2% to 5% from the prior year.
¡	Approximately $24 million to $25 million of revenue is expected to be from information services, an increase of 3% to 7% from the prior year.

•	Adjusted EBITDA to be approximately $180 million to $190 million, an increase of approximately 13% to 20% from the prior year.

•	Net income to be approximately $50.5 million to $59.5 million.

For the second quarter of 2015, WebMD expects:

•	Revenue to be approximately $145 million to $148 million, an increase of approximately 3% to 5% from the prior year period.

•	Adjusted EBITDA is expected to be approximately $38 million to $39.5 million, an increase of approximately 0% to 4% from the prior year period.

•	Net income to be approximately $8.5 million to $9.5 million.

“Today, we are reaffirming our full year 2015 guidance,” said Mr. Schlanger. “We believe that the variations in growth rates implied in our guidance from quarter to quarter are being driven by the timing of customer implementations and do not appear to be a reflection of any external trend or other factor. Taking our backlog and current level of sales activity into consideration, we continue to anticipate revenue from our biopharma and medical device customers will grow 12% to 15% in 2015.”

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non- GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.